PRIVILEGED AND CONFIDENTIAL
                                                                           DRAFT

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   FORM 12B-25

                           NOTIFICATION OF LATE FILING

                                                     SEC File Number 000-27579

(CHECK ONE):    |X| Form 10-K  |_| Form 20-F  |_| Form 11-K  |_| Form 10-Q
                         |_| Form N-SAR  |_| Form N-CSR

                For Period Ended:                       December 31, 2002
                                                        -----------------

                |_| Transition Report on Form 10-K
                |_| Transition Report on Form 20-F
                |_| Transition Report on Form 11-K
                |_| Transition Report on Form 10-Q
                |_| Transition Report on Form N-SAR
                For the Transition Period Ended:
                                                        ------------------


  READ INSTRUCTION (ON BACK PAGE) BEFORE PREPARING FORM. PLEASE PRINT OR TYPE.

      NOTHING IN THIS FORM SHALL BE CONSTRUED TO IMPLY THAT THE COMMISSION HAS VERIFIED ANY INFORMATION CONTAINED HEREIN.

      If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

                        PART I -- REGISTRANT INFORMATION

                                 COORSTEK, INC.
                       ----------------------------------
                             Full Name of Registrant


                      -----------------------------------
                            Former Name if Applicable

                          16000 TABLE MOUNTAIN PARKWAY
                       ----------------------------------
                         Address of Principal Executive
                           Office (Street and Number)

                             GOLDEN, COLORADO 80403
                       ----------------------------------
                            City, State and Zip Code

                       PART II -- RULES 12B-25(B) AND (C)

      If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate) |_|

      (a)  The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;
      (b)  The subject annual report, semi-annual report, transition report on
           Form 10-K, Form 20-F, Form 11-K, Form N-SAR, or Form N-CSR, or
           portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report of transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and
      (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

                             PART III -- NARRATIVE

      State below in reasonable detail the reasons why Forms 10-K, 20-F, 11-K, 10-Q, N-SAR, N-CSR, or the transition report or portion thereof, could not be filed within the prescribed time period.

      This Form 12b-25/A amends that certain Form 12b-25 filed April 1, 2003 by CoorsTek, Inc. ("CoorsTek"). Based on previous no-action relief granted by the staff in similar circumstances, CoorsTek has made a determination that it will not file a Form 10-K for the fiscal year ending December 31, 2002 at this time.

                          PART IV -- OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

         JOSEPH G. WARREN, JR.                     303             277-4670
     ---------------------------------  -------------------- -------------------
               (Name)                          (Area Code)    (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If answer is no, identify report(s).
                                                      |X| Yes        |_| No

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(3)  Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?
                                                      |_| Yes        |X| No

     If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

     ---------------------------------------------------------------------------



                                 COORSTEK, INC.
                   -----------------------------------------
                  (Name of Registrant as Specified in Charter)


has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.

Date   4/15/03                By   /s/ JOSEPH G. WARREN, JR.
       ------------------          ---------------------------------------------

                                   Chief Financial Officer


      INSTRUCTION: The form may be signed by an executive officer of the registrant or by any other duly authorized representative. The name and title of the person signing the form shall be typed or printed beneath the signature. If the statement is signed on behalf of the registrant by an authorized representative (other than an executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.

                                    ATTENTION



  INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT CONSTITUTE FEDERAL CRIMINAL
                                  VIOLATIONS
                            (SEE 18 U.S.C. 1001).

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